Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to Registration Statement No. 333-105853 of The News Corporation Limited on Form F-4 and Amendment No. 2 to Registration Statement No. 333-105851 of Hughes Electronics Corporation on Form S-4 and to the incorporation by reference therein of our report dated August 14, 2002, except for Note 24, as to which the date is June 27, 2003, with respect to the consolidated financial statements of The News Corporation Limited included in its Annual Report (Form 20-F/A) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

Sydney, Australia

August 20, 2003